Exhibit 99.1

RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
46 Reid Street, Hamilton Bermuda
www.ramre.com

RAM HOLDINGS LTD. APPOINTS EDWARD U. GILPIN CHIEF FINANCIAL OFFICER

HAMILTON, Bermuda, January 28, 2008 (BUSINESS WIRE) -- RAM Holdings Ltd. (Nasdaq:RAMR) announced today that Edward U. Gilpin has joined the company as Chief Financial Officer. Mr. Gilpin will report to Vernon M. Endo, the company’s Chief Executive Officer. Mr. Endo commented, “We are pleased to have Ted join our management team. He is an experienced public company CFO with an extensive background in the financial guaranty industry. The industry is undergoing significant change and Ted’s broad and deep experience will serve us well.”

Mr. Gilpin joins RAM Holdings from ACA Capital Holdings, Inc. (Pink Sheets: ACAH), a holding company that provides asset management services and credit protection products, where he was Executive Vice President and Chief Financial Officer and a Director. Prior to joining ACA Capital in 2001, Mr. Gilpin was Vice President in the Financial Institutions Group at Prudential Securities, Inc.'s investment banking division. From 1998 to 2000, Mr. Gilpin served in the capacity of Chief Financial Officer for an ACA Capital affiliated 'AAA' start-up venture. From 1991 to 1998, Mr. Gilpin was with MBIA, Inc (NYSE: MBI), holding various positions in the finance area. His most recent position with MBIA was Director, Chief of Staff for MBIA's President. Mr. Gilpin began his career as an Assistant Vice President in the Mutual Funds Department of BHC Securities, Inc. Mr. Gilpin is a graduate of St. Lawrence University with a Bachelors of Science degree. He received a Masters of Business Administration in Finance from Columbia University. Mr. Gilpin is a FINRA Financial and Operations Principal and was an Adjunct Faculty Member of the NYU School of Business, Law & Taxation from 1994-1998.

Forward-Looking Statements

This release contains statements that may be considered "forward-looking statements." These statements are based on current expectations and the current views of the economic and operating environment and are not guarantees of future performance. A number of risks and uncertainties, including economic competitive conditions, could cause actual results to differ materially from those projected in forward-looking statements. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (i) changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors; (ii) decreased demand for our reinsurance products; (iii) the loss of significant customers with whom we have a concentration of our reinsurance in force; (iv) legislative and regulatory developments; (v) changes in regulation or tax laws applicable to us or our customers; (vi) a downgrade in financial strength ratings of RAM Re by S&P or Moody's; (vii) more severe losses or more frequent losses associated with our products; (viii) losses on credit derivatives; (ix) changes in our accounting policies and procedures that impact the Company's reported financial results; and (x) other risks and uncertainties that have not been identified at this time. The Company undertakes no obligation to revise or update any forward-looking statement to reflect changes in conditions, events, or expectations, except as required by law.

About RAM

RAM Holdings Ltd. is a Bermuda-based holding company. Its operating subsidiary RAM Reinsurance Company Ltd. provides financial guaranty reinsurance for U.S. and international public finance and structured finance transactions. More information can be found at www.ramre.com.

Contact Information:

RAM Holdings Ltd., Hamilton
Victoria Guest, 441-298-2116
vguest@ramre.bm